EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee tNJ 07024
P.O. Box 436402t San Ysidrot CA 92143-9402
619-623-7799 t Fax 619-564-3408tstan2u@gmail.com

The firm of Stan J.H. Lee,  Certified Public Accountant,  consents to the inclusion of our report of  March 31, 2011 and June 13, 2011 ( for Statement of Cash Flows)   on the audited financial statements of  RJD Green  Inc.  as of  December 31, 2010  and August 31, 2010 and for the 4-months period and fiscal year then ended, respectively,  in S-1/A Amendment No 7 that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________________
Stan J.H. Lee, CPA
July 19, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey State Society of CPAs